Exhibit 4.1

Gold Stone Technical Inc.

Incorporated under the laws of the Cayman Islands

Number	Class A Ordinary Shares

Share capital is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising

(i) 450,000,000 Class A Ordinary Shares of par value US$0.0001 each, and

(ii) 50,000,000 Class B Ordinary Shares of par value US$0.0001 each.

THIS IS TO CERTIFY THAT

is the registered holder of                                                     Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                           day of                     by:

DIRECTOR